EXHIBIT 10.02

                                                              December 28, 1999


Mr. Alan I. Weinstein
President & Chief Executive Officer
J. Baker, Inc.
555 Turnpike Street
Canton, MA     02021

Dear Alan,

         Your July 9, 1998 Restricted Stock Grant of 50,000 shares of Common Stock from J. Baker, Inc. and subsequent modifications thereto restrict your right to engage in any transactions prior to December 31, 1999 with respect to those shares. The Grant also provides the Company repurchase options if the 20-day average trading price of the Company's Common Stock culminating on December 31, 1999 is not $14.00 per share or higher. In this event, the Company has the right to exercise an option to repurchase from you the number of shares set forth on the schedule attached to the Grant at the price paid by you for the shares or the current fair market value of the shares, whichever is lower.

         The Board, on the recommendation of its Compensation Committee, has determined that a modification of the Restricted Stock Grant is warranted. Accordingly, if you agree to extend the restrictions on the shares to September 15, 2000, the Company will use this same date as the effective date for its repurchase option, instead of December 31, 1999 as set forth above.

         We believe this proposal satisfies both your interests and those of the Company. If you concur, please acknowledge your acceptance of this proposal by signing herein below and returning one fully executed copy to Bill Friend. He will then prepare any necessary documentation to effect this revision.

                                          Very Truly Yours,

                                          /s/ J. Christopher Clifford
                                          ---------------------------
                                          J. Christopher Clifford
                                          Chairman, Compensation Committee

Accepted and Agreed to

By:   /s/ Alan I. Weinstein
      ---------------------
         Alan I. Weinstein

JCC/smb
cc:      William K. Friend
         First Senior Vice President and
         General Counsel